EXHIBIT A

JOINT WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS
AND
MAJORITY STOCKHOLDERS
OF
HAMMONDS INDUSTRIES, INC.
 a Nevada Corporation

The undersigned, being the members of the Board of Hammonds Industries, Inc., together with the holders of at least a majority of the outstanding shares of Hammonds Industries, Inc., a Nevada corporation (the "Corporation"), acting pursuant to NRS Section 78.320 of the Revised Nevada Statutes and the by-laws of the Corporation, do hereby adopt the following resolutions by written consent as of this 31st day of December 2009:
ACTION I
REVERSE STOCK SPLIT

WHEREAS , the undersigned have determined, after reviewing the number of currently issued, outstanding and reserved shares of Common Stock of the Corporation, that it is in the best interests of the Corporation and its stockholders that every ten (10) issued and outstanding shares of common Stock of the Corporation be automatically split into 1 share of Common Stock (the "Reverse Split"). The resulting share ownership interest including resulting fractional shares for each individual shareholder shall be rounded up to the next whole integer in such a manner that every shareholder shall own at least 1 share as a result of the Reverse Split.

WHEREAS , subject to and in compliance with NRS Section 78.320 of the Revised Nevada Statutes, it is deemed to be in the best interests of the Corporation and its stockholders that a record date for the Reverse Stock Split be set as December 31, 2009 (the "Record Date"), such that all persons holding shares of Common Stock on the Record Date shall have their shares of Common Stock split applying a ratio of one for ten (1:10) and that an Effective Date for the Reverse Split be set on or about January 31, 2010, or a soon thereafter as practicable;

NOW, THEREFORE, BE IT RESOLVED, that, every 10 issued and outstanding shares of Common Stock be and hereby are automatically split into 1 share of Common Stock. Any fractional share will be rounded up to the next whole integer in such a manner that every shareholder shall own at least 1 share as a result of the Reverse Split.

FURTHER RESOLVED, that no fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. Instead, any fractional share shall be rounded up to the next whole integer in such a manner that every shareholder shall own at least 1 share as a result of the Reverse Split; and

FURTHER RESOLVED, that subject to the foregoing, the officers of the Corporation, be and hereby are authorized, empowered and directed, for and on behalf of the Corporation, to direct the Corporation’s transfer agent to record the appropriate number of shares of Common Stock held by each shareholder after giving effect to the Reverse Split and to take such further action as the officers deem necessary or appropriate to effectuate the purposes of the foregoing resolutions.

ACTION II
AUTHORITY TO ENTER INTO A REVERSE MERGER TRANSACTION

WHEREAS, the undersigned, having determined that it was in the best interests of the Corporation and its stockholders that the Company enter into a business combination so that it may become an operating company, have unanimously adopted and the consenting stockholders have approved a resolution, that the Company enter into a Reverse Merger with Delta Seaboard Well Service, Inc., pursuant to the Reverse Merger Agreement attached hereto as Exhibit B;

NOW, THEREFORE, BE IT RESOLVED, that in connection with the Reverse Merger, the Company change its name from Hammonds Industries, Inc. to Delta Seaboard International, Inc.

ACTION III
RATIFICATION OF ELECTION OF NEW BOARD OF DIRECTORS

WHEREAS, the undersigned, having determined that it was in the best interests of the Corporation and its stockholders that in connection with the Reverse Merger, that the Corporation and its stockholders ratify the election of a new board of directors with representatives from Delta and from Delta’s corporate parent, American International Industries, Inc.

NOW, THEREFORE, BE IT RESOLVED, that the election of Daniel Dror, Robert W. Derrick, Jr., Ron Burleigh, Sherry Couturier and Steven M. Plumb be ratified.

FURTHER RESOLVED, that in connection with each of the above actions, the officers of the Corporation, be and hereby are authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and execute and deliver any additional agreements, instruments, certificates, filings or other documents and to take any additional steps as the officers deem necessary or appropriate to effectuate the purposes of the foregoing resolutions;

RESOLVED FURTHER, that any action or actions heretofore taken by the officers of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as the actions of the Corporation.

This Joint Written Consent shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the stockholders of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

/s/ Daniel Dror Daniel Dror, CEO and Chairman
December 31, 2009

/s/ Robert W. Derrick, Jr.
Robert W. Derrick, Jr. President and a Director
December 31, 2009

/s/ Ron Burleigh
Ron Burleigh, Vice President and a Director
December 31, 2009

/s/ Sherry Couturier
Sherry Couturier, Director
December 31, 2009

/s/ Steven M. Plumb
Steven M. Plumb, Director
December 31, 2009

The consenting stockholders' names, affiliations with the Company, and their beneficial holdings are as follows:

Name	Affiliation	Voting Shares Beneficially Held	Percentage
/s/ Carl Hammonds Carl Hammonds	(Former) CEO and Chairman	17,000,000	34%
/s/ John W. Stump, III John W. Stump, III	Former Director	107,000	*
/s/ Richard Richardson Richard Richardson	Former V-P and Director	20,000	*
/s/ Daniel Dror, CEO and President American International Industries, Inc.	Shareholder	6,733,631	13%
/s/ Daniel Dror II, Trustee Daniel Dror II Trust of 1998	Shareholder	439,662	1%
/s/ Sherry Couturier Sherry Couturier	Shareholder	385,790	1%
/s/ M. Truman Arnold, President Alameda Corporation	Shareholder	1,658,880	3%
/s/ Rebekah Laird-Ruthstrom Rebekah Laird-Ruthstrom	Shareholder	75,000	*
Total		26,419,963	52.5%

* Less than 1%